Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Second Quarter 2011 Results
July 21, 2011 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the second quarter ended June 30, 2011.

	Second Quarter Financial Highlights (unaudited)
	Second		Second
	Quarter	Diluted	Quarter	Diluted
	2011	Per Share	2010	Per Share
Sales	$206.4 million		$211.5 million
Loss from continuing operations	$(15.4) million	$(0.16)	$(18.9) million	$(0.20)

Included in the calculation of loss from continuing operations:
Facility closure costs	$1.9 million	$0.01	$0.0 million	$0.00
Tax valuation allowance	$6.8 million	$0.07	$7.1 million	$0.08

Adjusted loss from continuing operations*	$(7.4) million	$(0.08)	$(11.8) million	$(0.12)

Adjusted EBITDA*	$(1.3) million		$(7.6) million

*	See reconciliation attached.
“We are very encouraged by our second quarter results, as our near break-even Adjusted EBITDA was our best operating performance since the third quarter of 2007,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “We finished the current quarter with sales of $206.4 million, down just 2.4 percent compared to sales of $211.5 million in the second quarter of 2010. While U.S. single-family housing starts and average commodity prices were down 13.1 percent and 20.8 percent, respectively, over this same time period, our sales volume was up slightly, which we believe is indicative of significant market share gains during the quarter.”
Commenting on the current quarter results, Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “Our gross margin percentage was 20.7%, up 2.4 percentage points from 18.3% in the second quarter of 2010. The primary drivers of our margin increase were improved pricing on sales of our manufactured products during the quarter, coupled with less volatility in the commodity markets. We also achieved further cost reductions for the quarter, as selling, general and administrative expenses decreased $2.5 million, or 4.8 percent, compared to the second quarter of 2010.” Continuing, he

Builders FirstSource Reports Second Quarter 2011 Results (continued)
added, “We ended the quarter with $112.0 million in liquidity, down only $3.4 million from the previous quarter. The $112.0 million in liquidity included $63.1 million in available cash and approximately $48.9 in borrowing availability under our revolving credit facility. Cash used in the current quarter was approximately $14.5 million. Of this $14.5 million, $5.3 million was due to an increase in working capital and $1.1 million related to capital expenditures. The remaining $8.1 million was used to fund interest and operating losses, and is a $6.0 million improvement over the $14.1 million of cash used to fund interest and operating losses in the second quarter of 2010.”
Mr. Sherman added, “Despite our improved results, challenges still persist in the housing industry, as the seasonally adjusted annual rate for U.S. single-family housing starts in June 2011 was 453,000, which was basically flat when compared to June 2010. However, for the current quarter actual U.S. single-family housing starts were down 13.1 percent, as compared to the second quarter of 2010. We also saw a similar level of decline in actual U.S. single-family units under construction during the quarter, as they decreased 16.7 percent from the second quarter of 2010. In the South Region, as defined by the U.S. Census Bureau, and which includes all of our markets, we saw similar trends as actual single-family housing starts were 63,700, down 13.1 percent, and single-family units under construction were 116,600, down 14.5 percent compared to the second quarter of 2010.”
Second Quarter 2011 Results Compared to Second Quarter 2010
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $206.4 million compared to $211.5 million last year, a decrease of $5.1 million, or 2.4 percent. We estimate sales decreased 2.8 percent due to commodity price deflation, which was partially offset by a slight increase in sales volume.

•	Gross margin percentage was 20.7 percent, up from 18.3 percent, a 2.4 percentage point increase. Specifically, margins improved 1.8 percentage points due to sales price, 0.5 percentage points due to increased sales volume combined with a decrease of fixed costs in costs of goods sold, with the remaining improvement coming from sales mix.

•	Selling, general and administrative (“SG&A”) expenses decreased $2.5 million, or 4.8 percent. As a percentage of sales, SG&A expense decreased from 24.3 percent in the second quarter of 2010, to 23.7 percent in 2011. For the current quarter, our salaries and benefits expense, excluding stock compensation expense, was $28.0 million, a decline of $1.8 million when compared to the second quarter of 2010. Delivery expense decreased approximately $0.2 million, due to reduced vehicle and equipment lease expense which was offset somewhat by higher fuel costs.

•	During the current quarter, we recorded $1.9 million of facility closure costs primarily related to the closure of a distribution facility in Georgia.

•	Interest expense was $5.7 million in the current quarter, a decrease of $0.9 million from the second quarter of 2010, which was primarily due to the expiration of our interest rate swaps during the current quarter.

•	We recorded $1.7 million of income tax expense in the second quarter of 2011, compared to a $0.3 million income tax benefit in the second quarter of 2010. We recorded an after-tax, non-cash valuation allowance of $6.8 million and $7.1 million in 2011 and 2010, respectively, related to

Builders FirstSource Reports Second Quarter 2011 Results (continued)
our net deferred tax assets. Absent this valuation allowance, our tax benefit rate would have been 37.5 percent and 38.5 percent in 2011 and 2010, respectively.

•	Loss from continuing operations was $15.4 million, or $0.16 loss per diluted share, compared to $18.9 million, or $0.20 loss per diluted share. Excluding facility closure costs and the valuation allowance, our loss from continuing operations per diluted share was $0.08 for the current quarter, compared to $0.12 for the second quarter of 2010, an approximate 33 percent improvement.

•	Net loss was $15.5 million, or $0.16 loss per diluted share, compared to net loss of $19.0 million, or $0.20 loss per diluted share.

•	Diluted weighted average shares outstanding were 94.9 million in both the second quarter of 2011 and 2010.

•	Adjusted EBITDA was a loss of $1.3 million compared to a loss of $7.6 million last year. See reconciliation attached.
Liquidity and Capital Resources
•	Total liquidity at June 30, 2011 was approximately $112 million, which included $63.1 million of available cash and $48.9 million in borrowing availability under our revolver.

•	Operating cash flow was $(13.4) million for the second quarter of 2011. Operating cash flow was $(29.3) million for the second quarter of 2010, excluding the $33.8 million federal income tax refund received during the quarter.

•	Capital expenditures in the second quarter of 2011 were $1.1 million, compared to $4.8 million in the second quarter of 2010. Capital expenditures for both years relate primarily to buyouts of expiring vehicle and equipment leases.
Outlook
Mr. Sherman concluded, “Though there continues to be a significant amount of uncertainty in the macro-economic factors that drive housing demand, we are seeing positive trends in our results in spite of the difficult environment. Due to the temporary momentum created by the expiration of the federal tax credit for first-time homebuyers during the first half of 2010, we expected comparable quarter-over-quarter results to be difficult. However, even though single-family housing starts decreased over 13 percent during the second quarter of 2011, we were able to generate a similar level of sales and higher gross margins, while also lowering our operating expenses.”
“As a result of our improved financial performance, we now expect our cash burn for fiscal year 2011 to approximate $50 million, which includes $5.3 million for the repayment of our remaining 2012 notes, and expect to end the year with total liquidity of approximately $85 million, assuming a continuation of current market conditions. This is a significant improvement over our original year-end liquidity forecast of approximately $70 million. We remain committed to prudently managing the business through these trying economic times, and are very encouraged by our recent financial results. We are appreciative of all our business partners, both customers and suppliers, and are grateful for the dedication exhibited by all Builders FirstSource employees.”

Builders FirstSource Reports Second Quarter 2011 Results (continued)
Conference Call
Builders FirstSource will host a conference call Friday, July 22, 2011, at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-726-2470 (U.S. and Canada) and 913-312-1468 (international). A replay of the call will be available from 3:00 p.m. through July 27, 2011. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 2158543. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 51 distribution centers and 46 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
Contact:
M. Chad Crow
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3585
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Sales	$206,393	$211,483	$369,222	$372,856
Cost of sales	163,590	172,748	294,986	304,690

Gross margin	42,803	38,735	74,236	68,166

Selling, general and administrative expenses (includes stock-based compensation expense of $929 and $1,079 for the three months ended in 2011 and 2010, respectively, and $1,980 and $2,120 for the six months ended in 2011 and 2010, respectively)	48,965	51,446	95,666	100,891
Facility closure costs	1,882	4	1,904	9

Loss from operations	(8,044)	(12,715)	(23,334)	(32,734)
Interest expense, net	5,665	6,531	11,540	17,856

Loss from continuing operations before income taxes	(13,709)	(19,246)	(34,874)	(50,590)
Income tax expense (benefit)	1,666	(326)	1,649	(470)

Loss from continuing operations	(15,375)	(18,920)	(36,523)	(50,120)
Loss from discontinued operations (net of income tax benefit of $0 for the three months and six months ended in 2011 and 2010, respectively)	(109)	(119)	(210)	(305)

Net Loss	$(15,484)	$(19,039)	$(36,733)	$(50,425)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.16)	$(0.20)	$(0.39)	$(0.57)
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)

Net Loss	$(0.16)	$(0.20)	$(0.39)	$(0.57)

Weighted average common shares:
Basic and diluted	94,905	94,878	94,905	88,400

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended June 30,
	2011		2010
	(in thousands)
Prefabricated components	$40,227	19.5%	$41,181	19.5%
Windows & doors	46,577	22.6%	46,448	22.0%
Lumber & lumber sheet goods	60,739	29.4%	66,199	31.3%
Millwork	21,552	10.4%	21,797	10.3%
Other building products & services	37,298	18.1%	35,858	16.9%

Total sales	$206,393	100.0%	$211,483	100.0%

	Six months ended June 30,
	2011		2010
	(in thousands)
Prefabricated components	$71,010	19.2%	$73,151	19.6%
Windows & doors	84,842	23.0%	83,385	22.4%
Lumber & lumber sheet goods	108,849	29.5%	110,587	29.7%
Millwork	39,243	10.6%	39,575	10.6%
Other building products & services	65,278	17.7%	66,158	17.7%

Total sales	$369,222	100.0%	$372,856	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2011	2010
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$63,103	$103,234
Trade accounts receivable, less allowance of $2,274 and $2,444 at June 30, 2011 and December 31, 2010, respectively	80,357	55,631
Other receivables	4,579	4,060
Inventories	69,470	63,810
Other current assets	7,920	8,614

Total current assets	225,429	235,349
Property, plant and equipment, net	51,677	57,068
Goodwill	111,193	111,193
Other assets, net	8,494	9,194

Total assets	$396,793	$412,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,754	$44,866
Accrued liabilities	26,567	26,284
Current maturities of long-term debt	5,300	5,301

Total current liabilities	91,621	76,451
Long-term debt, net of current maturities	163,777	163,801
Other long-term liabilities	14,488	13,047

Total liabilities	269,886	253,299
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,738 and 96,769 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	949	949
Additional paid-in capital	357,172	355,194
Accumulated deficit	(231,214)	(194,481)
Accumulated other comprehensive loss	—	(2,157)

Total stockholders’ equity	126,907	159,505

Total liabilities and stockholders’ equity	$396,793	$412,804

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2011	2010
	(in thousands)
Cash flows from operating activities:
Net loss	$(36,733)	$(50,425)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,205	7,816
Amortization of deferred loan costs	419	4,773
Deferred income taxes	1,566	(585)
Bad debt expense	74	500
Net non-cash income from discontinued operations	—	(3)
Stock compensation expense	1,980	2,120
Net gain on sales of assets	(199)	(94)
Changes in assets and liabilities:
Receivables	(25,319)	16,534
Inventories	(5,660)	(18,336)
Other current assets	694	939
Other assets and liabilities	675	(680)
Accounts payable	14,888	8,363
Accrued expenses	1,646	6,718

Net cash used in operating activities	(38,764)	(22,360)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,635)	(6,615)
Proceeds from sale of property, plant and equipment	295	181

Net cash used in investing activities	(1,340)	(6,434)

Cash flows from financing activities:
Payments of long-term debt and other loans	(25)	(105,163)
Proceeds from rights offering	—	180,107
Payment of recapitalization costs	—	(5,631)
Repurchase of common stock	(2)	(31)

Net cash provided by (used in) financing activities	(27)	69,282

Net change in cash and cash equivalents	(40,131)	40,488
Cash and cash equivalents at beginning of period	103,234	84,098

Cash and cash equivalents at end of period	$63,103	$124,586

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on July 21, 2011.

	Three months ended
	June 30,
	2011	2010
Reconciliation to Adjusted EBITDA:
Net loss	$(15,484)	$(19,039)
Reconciling items:
Depreciation and amortization expense	3,520	4,048
Interest expense, net	5,665	6,531
Income tax expense (benefit)	1,666	(326)
Loss from discontinued operations, net of tax	109	119
Facility closure costs	1,882	4
Stock compensation expense	929	1,079
Other	402	22

Adjusted EBITDA	$(1,311)	$(7,562)

Adjusted EBITDA as percentage of sales	-0.6%	-3.6%

	Three months ended
	June 30,
	2011		2010
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(15,375)		$(18,920)
Reconciling items:
Facility closure costs	$1,882	1,151	$4	2
Tax valuation allowance		6,813		7,075

Adjusted loss from continuing operations		$(7,411)		$(11,843)

Weighted average diluted shares outstanding		94,905		94,878

Adjusted loss from continuing operations per diluted share		$(0.08)		$(0.12)